For period ending July 31, 2005
Exhibit 77(o)

FORM 10f-3FUND:
UBS PACE Intermediate Fixed Income Investments

1.Issuer:  Swedish Export Credit Corporation

2.Date of Purchase:  12/01/2004
3.Date offering commenced:12/08/2004

4.Underwriters from whom purchased:   Citigroup Global Markets Inc.

5.Affiliated Underwriter managing or participating in syndicate:
UBS Limited

6.Aggregate principal amount or number of shares purchased:425,000

7.Aggregate principal amount or total number of shares of offering:
1,000,000,000

8.Purchase price (net of fees and expenses):  99.929

9.Initial public offering price:  99.929

10.Commission, spread or profit:  0.750%

11.Have the following conditions been satisfied?
YES						NO
a.	The securities are part of an issue registered
under the Securities Act of 1933 that is being
offered to the public.
X
b.    The securities were purchased prior to the
end of the first day on which any sales are
made (or, if a rights offering, the securities
were purchased on or before the fourth day
preceding the day on which the offering
terminated).
X
c.    The securities were purchased at a price not
more than the price paid by each other
purchaser in the offering.
X
d.   The underwriting was a firm commitment
underwriting.
X
e.    The commission, spread or profit was
reasonable and fair in relation to that being
received by others for underwriting similar
securities during the same period.
X
f.     The issuer of the securities and any
predecessor have been in continuous operations
for not less than three years.
X
g     The amount of such securities purchased by
the Fund and all investment companies advised by Brinson Advisors or the Funds Sub-Adviser, if applicable, did not exceed 25% of the principal amount of the offering sold.
X
h. No Affiliated Underwriter was a direct or indirect participant in or beneficiary of the sales.
X

Note: Refer to the Rule 10f-3 Procedures for the definitions of the capitalized terms above. In particular, Affiliated Underwriter is defined as UBS AG and its affiliates. In the case of a Fund advised by a Sub-Adviser, Affiliated Underwriter shall also include any brokerage affiliate of the Sub-Adviser.




Approved:  /s/
Date:	02/08/2005